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Allegheny Energy, Inc.

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ALLEGHENY ENERGY, INC.

Notice of Annual Meeting

of Stockholders

to be held on May 11, 2006

and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 20, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will hold its Annual Meeting of Stockholders at the Hilton New York, 1335 Avenue of the Americas, New York, New York on May 11, 2006, at 9:30 A.M., Eastern Daylight Savings Time, for the following purposes:

(1) To elect nine directors to hold office until the 2007 annual meeting and until their successors are duly elected and qualified;

(2) To ratify the appointment of the Company’s independent registered public accounting firm;

(3) If properly presented, to consider 7 stockholder proposals; and

(4) To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 16, 2006 will be entitled to vote at the meeting.

By Order of the Board of Directors,

Hyun Park
Vice President, General Counsel and Secretary

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors (the “Board”) of Allegheny Energy, Inc. (the “Company” or “Allegheny”) for the Annual Meeting of Stockholders to be held on May 11, 2006 at the Hilton New York, 1335 Avenue of the Americas, New York, New York at 9:30 A.M., Eastern Daylight Savings Time.

The proxy card provided to each stockholder by the Company covers the total number of shares of the Company’s common stock, par value $1.25 per share (the “Common Stock”), registered in his or her name and, in the case of participants in the Company’s Dividend Reinvestment and Stock Purchase Plan, the shares held for their respective accounts under the Dividend Reinvestment and Stock Purchase Plan. The proxy card provided to Allegheny employees also will include the shares of Common Stock held for their respective accounts in the Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked. If your shares are held by a bank, broker or other holder of record, please refer to the instructions for voting your shares provided by such bank, broker or other holder of record.

At the close of business on March 16, 2006, which is the record date for stockholders entitled to notice of and to vote at the meeting, there were 163,271,833 outstanding shares of Common Stock, each entitled to one vote. For the election of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected. A holder may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. If you wish to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. Unless otherwise indicated by the stockholder, a vote for the nominees of the Board will give the proxy holders discretionary authority to cumulate all votes to which the stockholder is entitled and to allocate them in favor of any one or more of the nominees as the proxy holders determine, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum. The affirmative vote of a plurality of all the votes cast is required for the election of each director. The affirmative vote of a majority of all the votes cast is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and for approval of the stockholder proposals. Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast, and therefore will have no effect on the outcome of the vote on any matter.

The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is March 24, 2006.

1-ELECTION OF DIRECTORS

Presented below is information about each nominee for director. Directors are elected annually and each director will stand for election at the meeting to serve until Allegheny’s 2007 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Directors elected to fill a vacancy on the Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of the Board in this election. The Board does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominees who will be designated by the Board.

The Board proposes the election of the following directors of the Company for a term of one year:

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

H. FURLONG BALDWIN

Mr. Baldwin is the Chair of the Management Compensation and Development Committee and a member of the Executive Committee. Mr. Baldwin has been Chairman of the Board of The NASDAQ Stock Market, Inc. (“NASDAQ”) since 2003 and has been a director of NASDAQ since 2000. Mr. Baldwin is also a director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd. and the Wills Group. From 1976 to 2001, Mr. Baldwin was Chairman, President and Chief Executive Officer of Mercantile Bankshares Corp. and Mercantile Safe Deposit & Trust Co. Mr. Baldwin is a former director of Mercantile Bankshares Corp., Constellation Energy Group, CSX Corp. and The St. Paul Companies, Inc. and a former Governor of the National Association of Securities Dealers, Inc. He is a member and former Chairman of the Johns Hopkins Medicine Board of Trustees and a member (emeritus) of the Johns Hopkins University Board of Trustees.

2005 Attendance: Attended 18 of 20 meetings of the Board and committees on which he served.

	74	2003

ELEANOR BAUM

Dr. Baum is a member of the Audit and Nominating and Governance Committees. Dr. Baum has been Dean of the Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. Dr. Baum is a director of Avnet, Inc. and United States Trust Company and is past Chair of the Engineering Workforce Commission. Dr. Baum is a Fellow of the Institute of Electrical and Electronic Engineers and past Chairman of the Board of Governors of the New York Academy of Sciences. She is a former President of the Accreditation Board for Engineering and Technology and a former President of the American Society for Engineering Education.

2005 Attendance: Attended 25 of 25 meetings of the Board and committees on which she served.

	66	1988

PAUL J. EVANSON Mr. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of the Company since June 2003. Mr. Evanson is the Chair of the Executive Committee. He has also been Chairman, Chief Executive Officer and a director of the Company’s principal subsidiaries since June 2003. Prior to joining Allegheny, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003. 2005 Attendance: Attended 10 of 10 meetings of the Board and committees on which he served.	64	2003

CYRUS F. FREIDHEIM, JR.

Mr. Freidheim is a member of the Management Compensation and Development and Nominating and Governance Committees. Mr. Freidheim has served as Chairman and Chief Executive Officer of Chiquita Brands International, Inc. from 2002 to 2004. Mr. Freidheim was formerly Vice Chairman of Booz-Allen Hamilton, Inc., at which he also served in various other leadership capacities from 1996 to 2002. Mr. Freidheim also serves as a director of Hollinger International Inc., HSBC Finance Corporation and Sitel Corp.

2005 Attendance: Attended 15 of 15 meetings of the Board and committees on which he served.

	70	2003

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

JULIA L. JOHNSON

Ms. Johnson is a member of the Audit and Nominating and Governance Committees. Ms. Johnson has been President of NetCommunications, LLC, a strategic consulting firm, since 2000. She is a director of MasTec and of NorthWestern Corporation. Ms. Johnson is a member of the Department of Energy/National Association of Regulatory Utility Commissioners Energy Market Access Board and the Florida State Board of Education. Ms. Johnson was Senior Vice President of Communications and Marketing for Milcom Technologies from 2000 to 2001. She was Chairman of the Florida Public Service Commission (the “Florida PSC”) from 1997 to 1999 and served as a Commissioner of the Florida PSC from 1992 to 1999.

2005 Attendance: Attended 21 of 21 meetings of the Board and committees on which she served.

	43	2003

TED J. KLEISNER

Mr. Kleisner is a member of the Executive and Management Compensation and Development Committees. Mr. Kleisner has been President of CSX Hotels, Inc. since 1987 and President of The Greenbrier Resort and Club Management Company, a resort management company, since 1989. He is a director of Hershey Entertainment and Resorts Company and the American Hotel and Lodging Association. Mr. Kleisner is a member of the Executive Advisory Board for the Daniels College of Business at the University of Denver and a member of the Board of Trustees of the Culinary Institute of America.

2005 Attendance: Attended 12 of 13 meetings of the Board and committees on which he served.

	61	2001

STEVEN H. RICE

Mr. Rice is a member of the Audit and Executive Committees. Mr. Rice currently serves as Managing Director – New York of Gibraltar Private Bank, a federal savings bank. He was an attorney and bank consultant from 2001 to 2005. Mr. Rice is a former director of La Jolla Bank and La Jolla Bancorp, Inc., former President of La Jolla Bank, Northeast Region, former President and Chief Executive Officer of Stamford Federal Savings Bank, former President of The Seamen’s Bank for Savings and former director of the Royal Insurance Group, Inc.

2005 Attendance: Attended 27 of 27 meetings of the Board and committees on which he served.

	62	1986

GUNNAR E. SARSTEN Mr. Sarsten is the Chair of the Nominating and Governance Committee and a member of the Management Compensation and Development Committee. He has been a consulting professional engineer since 1994. He is a former President and Chief Operating Officer of Morrison Knudsen Corporation, former President and Chief Executive Officer of United Engineers & Constructors International, Inc. and former Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2005 Attendance: Attended 15 of 15 meetings of the Board and committees on which he served.	69	1992

MICHAEL H. SUTTON Mr. Sutton is the Chair of the Audit Committee. Mr. Sutton has been an independent consultant on accounting and auditing regulation since 1999. He is a director of American International Group, Inc. and Krispy Kreme Doughnuts, Inc. Mr. Sutton is a former Chief Accountant for the United States Securities and Exchange Commission and a former senior partner and National Director of Accounting and Auditing Professional Practice for Deloitte & Touche LLP. 2005 Attendance: Attended 22 of 22 meetings of the Board and committees on which he served.	65	2004

COMPANY PROPOSALS

The Company intends to submit the following proposal for approval by the stockholders at the meeting.

2-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended to the Board the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm for the Company to audit its consolidated financial statements for the fiscal year ending December 31, 2006 and to perform other audit-related services.

The Board has directed that the appointment of PwC be submitted to the stockholders for ratification. If the stockholders do not ratify this appointment, the Audit Committee and the Board will reconsider the appointment. Representatives of PwC will be present at the annual meeting and available to respond to questions from the Company’s stockholders and be given the opportunity to make a statement if they wish to do so.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and will so vote proxies received that do not otherwise specify.

STOCKHOLDER PROPOSALS

The following proposals, reproduced verbatim, have been submitted by certain stockholders for inclusion in this proxy statement.

Some of the following stockholder proposals contain assertions that the Company believes are incorrect. The Company has not attempted to refute all of these inaccuracies. However, the Board has recommended a vote on each of these proposals for the reasons set forth following each proposal. The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by the Company to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

3-STOCKHOLDER PROPOSAL REQUIRING “MANAGEMENT TO RETAIN STOCK”

RESOLVED: Management to Retain Stock. Shareholders request that our board of directors adopt a policy for senior executives and directors to commit to hold throughout their tenure at least 50% of all Allegheny Energy shares that they obtain by exercising stock options. This would include each option plan that our Board has the power to modify accordingly.

Since the accounting scandals at Enron, Worldcom and other companies, the granting of stock options to executives has become more controversial. Stock options can provide incentives to senior executives which conflict with the interests of regular stockholders. Stock options promise executives all the gain of stock price increases yet none of the risk of stock price declines. For this reason, stock options can encourage action to boost short-term stock price at the expense of long-term shareholder value. Furthermore our management does not alert us to potential short-term stock spikes that they know about.

Particularly important since our dividend was 100% eliminated

Unlike direct stock ownership, stock options can also discourage executives from increasing dividends because option holders are not entitled to dividends. This is particularly important to us since our dividend was 100% eliminated.

This proposal can align director and executive interests with those of regular shareholders. By asking our directors and executives to commit to hold at least 50% of all Allegheny Energy stock that they obtain by exercising options during their tenure. This policy seeks to decouple executive and director compensation from short-term price movements. This is designed to encourage emphasis on long-term gain while giving directors and executives the flexibility to sell up to 50% of such holdings.

Adopting this policy is a good way to assure shareholders that our directors and senior executives are committed to the long-term growth of Allegheny Energy and the restoration of our dividend. This would be in contrast to a tendency toward market-timing and short-term gains.

In the interest of long-term shareholder value and the restoration of the dividend, let us join together to support this topic.

Management to Retain Stock

Yes on 3

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2005 Annual Meeting of Stockholders, the Company’s stockholders rejected a substantially identical proposal and should continue to do so.

In 2005, the Company adopted stock ownership guidelines to more closely align the interests of the Board and senior executive officers with its stockholders. Members of the Board and senior executive officers are expected to own a significant equity interest in the Company, in the form of Common Stock, vested common stock units or deferred cash compensation allocated to the Company’s phantom stock fund. These stock ownership guidelines are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

Under the Company’s guidelines, senior executive officers are required to hold stock in amounts ranging from one to three times their annual salary, depending on their position with the Company. Directors must hold six times their annual cash retainer in Common Stock. The Board believes that this policy provides an appropriate framework that encourages stock ownership and a focus on long-range strategic management of our business.

Additionally, the Board does not believe that adopting this proposal would serve stockholder interests. The stock retention policy advocated in this proposal would diminish the value of the Company’s equity compensation programs and would make the Company less competitive in its ability to hire key talent. The high stock ownership threshold suggested by this proposal is likely to limit the ability of the Company’s executives to diversify their assets, thus diminishing the Company’s ability to attract executive talent.

Therefore, the Board believes that this stockholder proposal is unnecessary and not in the best interest of the Company and its stockholders. The Board believes that the concerns this stockholder proposal raises have been addressed more appropriately by the Company’s stock ownership guidelines, which the Board has the ability to adjust as it deems appropriate and in the best interest of the Company and its stockholders.

4-STOCKHOLDER PROPOSAL REGARDING AN “INDEPENDENT BOARD CHAIRMAN”

RESOLVED: Stockholders request that our Board change our governing documents (Charter or Bylaws if practicable) to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it exist or occur once this proposal is adopted.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

54% Yes-Vote

Twenty (20) shareholder proposals on this topic won an impressive 54% average yes-vote in 2005. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic.

Progress Begins with One Step

It is important to take one forward step and adopt the above RESOLVED statement since our 2005 governance was not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

“D” in CEO Compensation – $29 million.

“F” in Shareholder Responsiveness.

“D” in Accounting.

•	We had no Independent Chairman and not even a Lead Director – Independent oversight concern.
•	We had a rotating presiding director – once he gets up to speed he is rotated out.
•	Our directors can be elected with one yes-vote from our 160 million shares under plurality voting.
•	We would have to marshal an awesome 80% shareholder vote to make certain key changes – Entrenchment concern.
•	Poison pill: A 2004 shareholder proposal asked our company to terminate its poison pill unless it sought shareholder approval. Our company has not adopted a policy for seeking shareholder approval according to The Corporate Library.

•	Two directors had 17 and 19 years tenure – Independence concern.
•	Furthermore these two long-tenured directors made up 50% of our key Audit Committee – and we are rated “D” in accounting.
•	Another member of our Audit Committee is Mr. Baldwin – Yet his qualifications included service on the W.R. Grace (GRA) board rated “D” overall by TCL.
•	Mr. Baldwin also chairs our Compensation Committee – And CEO pay is $29 million.
•	A relatively new director, Ms. Johnson, chairs our Finance Committee and is on our Nomination/Governance Committee – Yet Ms. Johnson qualifications included service on the NorthWest Corp. board (NWEC) rated “D” and the MasTec, Inc. board (MTC) rated “F.”

These less-than-best practices reinforce the reason to take one step forward and adopt this proposal.

Moreover

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. If a CEO, who is also the Chairman, wants to cover up improprieties and directors disagree, with whom do they lodge complaints? The Chairman?

Independent Board Chairman

Yes on 4

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2005 Annual Meeting of Stockholders, the Company’s stockholders rejected a substantially identical proposal and should continue to do so.

The Board believes that it is in the best interest of the Company and its stockholders for the Board to have the flexibility to determine the best director to serve as the Chairman of the Board, whether that director is an outside director or a member of executive management. The Board believes that its members, with one exception, are independent directors and are best situated to determine which director should serve as Chairman of the Board. A policy that restricts the Board’s discretion in this regard would deprive the Board of the freedom to select the most qualified and appropriate individual to lead the Board as Chairman.

After careful consideration, the Board believes that, at this time, the Company is best served by having the Chief Executive Officer also serve as Chairman of the Board. The Board believes that combining the offices of Chief Executive Officer and Chairman contributes to a more efficient and effective Board. The Chief Executive Officer bears primary responsibility for managing the Company’s business day to day. As such, the Board believes the Chief Executive Officer is the person in the best position to chair regular Board meetings and help ensure that key business issues and matters of stockholder interest are brought to the Board’s attention. Every director, moreover, may request the inclusion of specific items on the agenda for Board meetings.

All of the Company’s directors, with one exception, are independent under the Board’s Policy Regarding Director Independence Determinations. Therefore, the Board includes an ample number of independent directors to offer critical review of management. Furthermore, all of the Board’s committees, other than the Executive Committee, are chaired by independent, non-employee directors. The Board also has an independent Presiding Director who leads its meetings in executive session and provides Board leadership independent of management. The position of the Presiding Director is rotated on an annual basis among the non-management members of the Board’s Executive Committee and the Chairs of the Board’s Management Compensation and Development and the Nominating and Governance Committees. The independent directors hold regular and frequent executive sessions. These executive sessions take place outside the presence of the Chief Executive Officer or any other Company employee. The Board’s Policy Regarding Director Independence Determinations is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

The Board believes that the Company’s bylaws provide appropriate flexibility for the selection of a Chairman and that the stockholder proposal imposes an unnecessary restriction that is not in the best interest of the Company and its stockholders.

5-STOCKHOLDER PROPOSAL RELATING TO “DIRECTOR QUALIFICATIONS”

RESOLVED: Shareholders request that our board of directors adopt a policy (in our bylaws if practicable) that our key board committees of audit, nomination and compensation be chaired by highly-qualified independent directors who are not over-committed.

This proposal gives our company an opportunity to cure director disqualification should it exist or occur once this proposal is adopted. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws, our charter and bylaws and existing contracts.

For example it would be consistent with this proposal that a chairman of a key board committee would not serve on more than 3 boards (to avoid over-commitment), have more than 15-years tenure (long-tenure impacts independence), have non-director links to our company or have a record of serving on boards with a poor governance ratings unless it was clearly a turnaround situation.

Under this proposal our directors in 2005 with the following characteristics may not be qualified to chair a key committee:

•	Two of our directors had 17 and 19 years tenure – Independence concern.
•	Mr. Baldwin served on the W.R. Grace (GRA) board rated “D” overall by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.
•	Ms. Johnson served on the NorthWest Corp. board (NWEC) rated “D” and the MasTec, Inc. board (MTC) rated “F.”

Adopting this policy is a good way to assure shareholders that our key board committees are chaired by highly qualified independent directors who are not over-committed.

Director Qualifications

Yes on 5

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Company has in place Committee Charters, policies and practices to ensure that members of the Board and key Committees of the Board are highly qualified, independent and not over-committed.

Director Qualifications.    The Board has established the Company’s Corporate Governance Guidelines that set forth the criteria considered in evaluating the candidacy of any individual as a member of the Board. The criteria considered are those qualities that, in the Board’s opinion, serve the best interest of the Company and its stockholders, including integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry. The Committee reviews annually with the Board the composition of the Board and Committees and recommends, if necessary, measures to be taken so that the Board embodies the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.

The Company’s Corporate Governance Guidelines also detail the expectations of directors, including, but not limited to, those related to (1) commitment and attendance, (2) participation in meetings, (3) ethics and conflicts of interest, (4) other relationships, (5) number of directorships, (6) contact with management, (7) contact with other constituencies, (8) confidentiality, and (9) director retirement age. Moreover, at least annually as required by its charter, the Nominating and Governance Committee assesses the effectiveness of the Board as a whole and the contributions of the directors. Each of the Board Committees also conducts a self-evaluation at least annually, as required by their respective charters. These assessments of the Board, Committees and individual directors ensure that there are regular formal reviews of the qualifications of all directors, including the Committee chairpersons.

Director Independence.    The Board believes that a board composed of mostly independent directors is in the best interest of the Company and its stockholders. There are nine directors on the Company’s Board, and eight directors are independent. The Chairman and Chief Executive Officer is the only non-independent director on the Board. The Board has adopted a Policy Regarding Director Independence Determinations and reviews the independence of the directors at least annually as required by the New York Stock Exchange (the “NYSE”) and other applicable laws and regulations. Our eight independent directors all meet the independence standards of the

Securities and Exchange Commission (the “SEC”) and/or the NYSE. As to the key Committees of the Board (Audit, Management Compensation and Development, and Nominating and Governance), all members of those Committees are independent in accordance with their charters.

Number of Directorships.    The Board believes our directors must be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, and be available to participate in other Company matters as necessary and appropriate. As set forth in the Company’s Corporate Governance Guidelines, the Board has adopted a policy limiting the number of board positions that our directors may have. The policy provides that directors who also serve as chief executive officers or in equivalent positions should not serve on more than two boards of public companies in addition to the Board of the Company or its subsidiaries. The policy also provides that other directors should not serve on more than five other boards of public companies in addition to the Board of the Company or its subsidiaries.

The Company’s Corporate Governance Guidelines, Committee Charters and Policy Regarding Director Independence Determinations are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

As described above, the Board believes that the Company has effective policies and practices in place to ensure that the members of the Board and key Board Committees are highly qualified, independent and not over-committed. Accordingly, the Board believes the stockholder proposal is unnecessary and the concerns this stockholder proposal raises have been adequately addressed through the governance documents and practices described above.

6-STOCKHOLDER PROPOSAL REGARDING “PERFORMANCE-BASED OPTIONS”

Resolved: That the shareholders of Allegheny Energy, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

At the 2005 Annual Meeting of Stockholders, the Company’s stockholders rejected a substantially identical proposal and should continue to do so.

This proposal urges the Board to adopt a policy that some portion of future stock option grants to senior executives be “performance-based.” The Board believes that its approach to executive compensation is performance-based. The Management Compensation and Development Committee, which is composed entirely of independent directors, uses various compensation methods to provide a compensation structure that takes into account both the Company’s overall performance and each executive’s contribution to that performance. The Management Compensation and Development Committee has determined that an overall compensation package for Company executives encompasses an appropriate mix of long- and short-term incentives, geared toward creating a strong link and clear line-of-sight between executive compensation and total return to stockholders. The Management Compensation and Development Committee makes annual recommendations to the Board regarding compensation for executive officers and, together with the other independent directors, determines the Chief Executive Officer’s compensation. The Management Compensation and Development Committee’s report, which explains the Management Compensation and Development Committee’s philosophy on executive compensation, is set out on page 22 of this proxy statement.

The Company’s 1998 Long-Term Incentive Plan (the “LTIP”) is designed to assist the Company in attracting and retaining key employees and directors and motivating performance. Stock options are issued under the LTIP at strike prices equal to the fair market value of the Company’s stock on the grant date. Stock options granted under the LTIP generally vest over a period of years. Stock options align the interests of executives with those of the Company’s stockholders because the stock price must increase before stockholders or executives will benefit. Accordingly, the holder of these stock options receives no benefit unless the Company’s stock price rises. As a result, these options are inherently performance-based, because their value is directly linked to the price of the Company’s stock over time and, therefore, reflects the performance of the Company. At the same time, the stock option program’s design is consistent with competitive practice, which enhances the Company’s ability to attract and retain executives.

Accordingly, the Board believes the stockholder proposal is unnecessary. The Board believes that the concerns this stockholder proposal raises have been adequately addressed.

7-STOCKHOLDER PROPOSAL REGARDING A “SEPARATE VOTE ON GOLDEN PAY”

Resolved: Separate Vote on Golden Parachutes or Golden Hellos. Shareholders recommend that our Board of Directors adopt a policy (in our bylaws if practicable) that any merger, which includes golden parachutes or golden hellos, be required to allow shareholders to vote on the dollar amount of such golden pay as a separate item on the same ballot. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This relates to compensation of executive officers only.

This proposal is intended to cure a potential shareholder dilemma: Shareholders do not have a way now to support a potentially profitable merger and at the same time object, through their vote, regarding any outrageous golden pay. Some companies have even given golden parachutes to executives who remain on the job with the merged company. For instance Northrop Grumman gave $150 million in golden parachutes to managers after a proposed merger with Lockheed Martin was rejected by regulators after being mootly approved by shareholders.

This proposal is particularly revenant to our company because our company has a record for lavish golden pay – most recently with our CEO Mr. Evanson in 2003.

Upon hiring Mr. Evanson was given $6.3 million in cash, 1.5 million stock options and over 2 million stock units. This type of golden hello is excessive and entirely unrelated to past or future performance. It is doubtful that our board considered shareholder interests when granting this level of immediate pay, especially given the level of concern over excessive pay already expressed by a number of stockholder proposals on pay. This according to The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.

The Corporate Library also rated our company “D” in CEO Compensation – $29 million.

Separate Vote on Golden Pay

Yes on 7

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Board believes that this proposal, if adopted, would undermine the Company’s ability to attract and retain highly qualified senior executives. The Board opposes this proposal because it believes that contractual arrangements which provide reasonable severance benefits for senior executives following a change in control of the Company can be and are an important and entirely appropriate element of an executive compensation program. The Board believes that the adoption of this proposal would place the Company at a competitive disadvantage, because the restrictions it proposes would arbitrarily limit the Company’s flexibility to design employment arrangements. Such arrangements are an important tool for the Company to recruit, retain and motivate talented executives and provide a means of ensuring the stability of the executive management team during any merger and reorganization. This stability is in the best interest of the Company’s stockholders.

The Management Compensation and Development Committee, which is comprised solely of independent directors, determines whether the Company should enter into employment agreements with its top executive officers and approves the terms of such agreements. Requiring prior stockholder approval of certain severance or employment agreements is not in the best interest of the Company or its stockholders because the imposition of such a requirement would put the Company at a significant disadvantage in recruiting talented executives. The proposal, if adopted, would also be difficult to implement. Under this proposal, the recruiting process always would involve uncertainties regarding employment terms because the Company would not be able to assure a potential senior executive that the agreement would be approved or ratified by the stockholders. As a result of this uncertainty, a candidate would be more likely to accept a competing offer that provided definitive terms. Adoption of the proposal would also require the Company to incur significant time and expense for the sole purpose of voting on this type of agreement.

The Board believes that compensation arrangements, including severance agreements, should continue to be the primary responsibility of the Board and its Management Compensation and Development Committee, which is in the best position to assess appropriate and competitive compensation practices. In addition, existing arrangements with the Named Executive Officers are limited to those disclosed in the proxy statement on pages 33 to 37.

Accordingly, the Board believes that the stockholder proposal imposes an unnecessary restriction that is not in the best interest of the Company and its stockholders.

8-STOCKHOLDER PROPOSAL TO “RECOUP UNEARNED MANAGEMENT BONUSES”

RESOLVED: Shareholders request our board of directors to adopt a policy whereby, in the event of a restatement of financial results, our board will review all bonuses and other awards that were made to senior executives on the basis of having met or exceeded performance targets during the period of the restatement and will recoup for the benefit of our company all such bonuses or awards to the extent that these performance targets were not achieved.

Similar to Proposal Voted at Computer Associates

This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings.

There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should be enabled by adoption of this proposal, to recoup executive pay that was not earned or deserved.

Incentive pay needs to focus on motivating senior executives like many companies, Allegheny Energy has a system of incentive pay intended to encourage its executives and management to work enthusiastically in Allegheny’s interest. Incentive pay can be a useful way to reward and motivate senior executives, but such pay should be tied closely to the actual attainment of pre-set performance goals. As shareholders, with money at risk, we must ensure that this is happening at Allegheny, because Allegheny had a restatement of finances in 2001.

Allegheny’s executive compensation policy does not explicitly address this point. It is important to adopt this recommended policy whereby incentive pay for senior executives is paid and retained only if Allegheny legitimately achieves performance benchmarks that are set in advance.

It is not enough for Allegheny’s compensation system to encourage good work. It needs also to discourage bad work and misstatement of results.

Recoup Unearned Management Bonuses

Yes on 8

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

With respect to this proposal to recoup bonuses and other awards previously paid, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) already requires that in the case of accounting restatements due to the issuer’s material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, a public company’s chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated.

Consistent with these statutory provisions and sound business practices, depending upon the facts and circumstances, a review of performance-based compensation may be appropriate when a restatement of financial results for a prior period might affect the factors determining an award. The proposal requires far more than a review of compensation and implementation of appropriate action. The policy called for by the proposal would require the Board to recoup all affected bonuses and awards to executive officers without regard to the specific facts and circumstances present in a particular case, including whether an executive officer was in any way responsible for the events requiring the restatement. In addition, the policy called for by the proposal could contravene existing agreements covering stock options, stock units and other forms of compensation, as well as any employment agreements between the Company and its senior executives.

The Board cannot support this proposal because it calls for an approach that, in the Board’s opinion, is too rigid and mechanical. The proposed unqualified obligation to recoup performance-based compensation awarded to the Company’s senior executives as contemplated by the stockholder proposal would deprive the Board of its ability to exercise discretion and make judgments that it deems are in the best interest of the Company and its stockholders after taking into account of all relevant facts and circumstances.

Accordingly, the Board believes that the stockholder proposal is not in the best interest of the Company and its stockholders.

9-STOCKHOLDER PROPOSAL TO “REDEEM OR VOTE POISON PILL”

RESOLVED, Shareholders request that our Board redeem any future or current poison pill, unless such poison pill is subject to a shareholder vote as a separate ballot item, to be held as soon as may be practicable. Charter or bylaw inclusion if practicable.

Thus there would be no loophole to allow exceptions to override a shareholder vote as soon as practicable. Since a vote would be as soon as practicable, it could take place within 4-months of the adoption of a new poison pill. To give our board valuable insight on shareholders’ views of their poison pill, a vote would occur even if a new poison pill was promptly terminated because our board could turnaround and readopt their poison pill.

58% yes-vote

Twenty (20) shareholder proposals on this topic won an impressive 58% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

A 2004 shareholder proposal gaining our 96% support asked our company to terminate its poison pill unless it sought shareholder approval. Our company has not adopted a policy for seeking shareholder approval according to The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm.

Pills Entrench Current Management

“Poison pills…prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes.”

“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

Redeem or Vote Poison Pill

Yes on 9

END OF STOCKHOLDER PROPOSAL

The Board recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

This proposal relates to stockholder rights plans, which are sometimes referred to as “poison pills.” The Company currently does not have a stockholder rights plan. The Company terminated its former stockholder rights plan effective December 6, 2004. Additionally, in February 2005, the Board adopted the following policy with respect to the future adoption of a stockholder rights plan (the “Policy”):

The Company does not have a stockholder rights plan. The Board shall obtain stockholder approval prior to adopting a stockholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that under the circumstances then existing, it would be in the best interest of the Company and its stockholders to adopt a rights plan without prior stockholder approval. If a rights plan is adopted by the Board without prior stockholder approval, the plan must provide that it shall expire within one year of adoption unless ratified by stockholders.

The Policy is included in the Company’s Corporate Governance Guidelines and is designed to balance the concerns of stockholders expressed in the votes of the prior rights plan proposals with the Board’s fiduciary obligations under Maryland law. These guidelines are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

A blanket requirement that stockholders approve all rights plans under all circumstances could, in certain circumstances, prevent the directors from fulfilling their fiduciary obligations, especially in the context of a takeover attempt. As a result, the Policy gives the Board the flexibility to adopt a stockholder rights plan in the future when, consistent with its fiduciary obligation under Maryland law, the Board determines this action to be in the best interest of the Company’s stockholders. In the event that a stockholder rights plan is adopted in the future without stockholder approval, the Policy requires that the Company’s stockholders must approve the rights plan within one year or the stockholder rights plan would expire.

The Board believes that the concerns this stockholder proposal raises have been adequately addressed by the Policy. Accordingly, the Board believes the stockholder proposal is unnecessary.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board currently has the following committees: Audit, Executive, Management Compensation and Development and Nominating and Governance. The current members of these committees are listed below.

Audit Committee.    The Audit Committee members include Michael H. Sutton (Chair), Eleanor Baum, Julia L. Johnson, and Steven H. Rice. Ms. Johnson was appointed to the Audit Committee effective May 12, 2005. H. Furlong Baldwin served on the Audit Committee until May 12, 2005. The Audit Committee, which is composed solely of independent directors, is responsible for, among other things, assisting the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and the Company’s internal audit function, including the appointment, compensation, retention, and oversight of any independent registered public accounting firm. The Audit Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE and the SEC. A more detailed discussion of the purposes, duties and powers of the Audit Committee is found in the charter of the Audit Committee and is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. The Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 and the applicable independence standards of the NYSE. Further, the Board has determined that Mr. Sutton is an audit committee financial expert as defined under applicable law. Each member of the Audit Committee is financially literate, and one or more members of the Audit Committee possesses accounting or related financial management expertise, as determined by the Board in its business judgment. The Audit Committee met fifteen times in 2005.

Executive Committee.    The Executive Committee members include Paul J. Evanson (Chair), H. Furlong Baldwin, Ted J. Kleisner, and Steven H. Rice. Mr. Kleisner was appointed to the Executive Committee effective May 12, 2005. The Executive Committee has, with certain exceptions, all of the powers of the Board when the Board is not in session. The Executive Committee met four times in 2005.

Management Compensation and Development Committee.    The Management Compensation and Development Committee members include H. Furlong Baldwin (Chair), Cyrus F. Freidheim, Jr., Ted J. Kleisner and Gunnar E. Sarsten. The Management Compensation and Development Committee, which is composed solely of independent directors, is responsible for, among other things, discharging the Board’s responsibilities relating to compensation of the Company’s executives, and to make recommendations to the Board with respect to management succession. The Management Compensation and Development Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. A more detailed discussion of the responsibilities of the Management Compensation and Development Committee is found in the charter of the Management Compensation and Development Committee and is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. The Board has determined that each member of the Management Compensation and Development Committee is independent under the applicable standards of the NYSE. The Management Compensation and Development Committee met four times in 2005.

Nominating and Governance Committee.    The Nominating and Governance Committee members include Gunnar E. Sarsten (Chair), Eleanor Baum, Cyrus F. Freidheim, Jr., and Julia L. Johnson. Dr. Baum was appointed to the Nominating and Governance Committee effective May 12, 2005. Steven H. Rice served on the Nominating and Governance Committee until May 12, 2005. The Nominating and Governance Committee, which is composed solely of independent directors, is responsible for, among other things, assisting the Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, and to identify and recommend individuals to the Board for nomination as directors. The Nominating and Governance Committee operates pursuant to a written charter consistent with the applicable standards of the NYSE. A more detailed discussion of the responsibilities of the Nominating and Governance Committee is found in the charter of the Nominating and Governance Committee and is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. The Board has determined that each member of the Nominating and Governance Committee is independent under the applicable standards of the NYSE. The Nominating and Governance Committee met five times in 2005.

Finance Committee (Dissolved).    The Finance Committee’s members included Eleanor Baum (Chair), Julia L. Johnson, Ted J. Kleisner and Michael H. Sutton. The Finance Committee reviewed and made recommendations to the Board with respect to financing, short-term borrowing policies and any strategic acquisition, divestiture, joint venture, business combination, restructuring, or strategic initiative involving the Company. The Finance Committee also reviewed the investment policies, administration, and performance of the Company’s employee retirement and benefit plans. The functions of the Finance Committee were assigned to the Board, other committees, and to management. The Finance Committee met one time in 2005 and was dissolved on May 12, 2005.

CORPORATE GOVERNANCE PRACTICES

The Board is committed to sound and effective corporate governance practices. Following is a discussion of significant matters relating to the Company’s corporate governance policies and procedures.

Director Independence.    A substantial majority of the members of the Board historically have been independent, and key committees are comprised solely of independent directors. The Board has adopted a Policy Regarding Director Independence Determinations (the “Director Independence Policy”) to assist the Board in determining director independence in accordance with applicable NYSE and SEC requirements. The Director Independence Policy requires the Board to make an annual determination regarding the independence of each of the Company’s directors and sets forth categorical standards for making these determinations which are consistent with the listing standards of the NYSE. In 2006, the Board made these determinations for each member of the Board, based on an annual evaluation performed, and recommendations made, by the Nominating and Governance Committee, and has determined that a majority of the current directors (all directors other than Mr. Evanson) is independent. The full text of the Company’s Director Independence Policy is attached as Annex A to this Proxy Statement. The entire Director Independence Policy is also available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Policy will be made available on the Company’s website.

Executive Sessions of Non-Management Directors.    The non-management members of the Board meet in executive session. The Company’s non-management directors met six times in executive session in 2005. The Board has a Presiding Director who leads the meetings in executive session. The position of the Presiding Director is rotated on an annual basis among the non-management members of the Board’s Executive Committee and the Chairs of the Board’s Management Compensation and Development and Nominating and Governance Committees, commencing with each annual meeting of the Company’s stockholders. H. Furlong Baldwin, Chair of the Management Compensation and Development Committee, was appointed by the Board to serve as the Presiding Director commencing on May 12, 2005 until the 2006 Annual Meeting of Stockholders. Prior to Mr. Baldwin’s appointment as the Presiding Director for a one-year term, the position of the Presiding Director was rotated among the Chairs of each of the Board’s committees (other than the Executive Committee) on an annual basis, commencing with each annual meeting of the Company’s stockholders.

Code of Business Conduct and Ethics.    The Board has adopted a Code of Business Conduct and Ethics for the members of the Board and the Company’s officers, employees, agents, representatives, consultants and contractors in order to promote honest and ethical conduct and compliance with the laws, rules and regulations to which the Company is subject. All directors, officers and employees of the Company are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures. The Code of Business Conduct and Ethics was last updated in July 2005 and is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics will be made available on the Company’s website.

Nominating and Governance Committee.    The Board formed the Nominating and Governance Committee on April 4, 2003 to, among other matters, consider and recommend candidates for Board vacancies, establish procedures for Board performance evaluations and review Board performance annually, review and make recommendations regarding Board leadership and all committees of the Board, monitor changes in applicable standards and developments in the corporate governance field generally, recommend, review and reassess corporate governance principles and a code of business conduct and ethics applicable to the Company, and report to the Board on matters of corporate governance. In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee places primary emphasis on the criteria set forth in the Company’s Corporate Governance Guidelines and such other factors as it deems appropriate. These factors may include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. A report of the Nominating and Governance Committee regarding its activities in 2005 and early 2006 is included in this proxy statement. The procedures for stockholders to submit nominees for director for consideration by the Nominating and Governance Committee are included in the Committee’s report and under “Advance Notice Procedures” elsewhere in this proxy statement. The charter of the Nominating and Governance Committee is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charter of the Nominating and Governance Committee will be made available on the Company’s website.

Corporate Governance Guidelines.    The Board has adopted a comprehensive set of Corporate Governance Guidelines. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of the Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annually evaluating Board performance. These guidelines require the directors to make every effort to attend meetings of the Board, meetings of committees of which they are members and annual meetings of the Company’s stockholders. Of the nine director nominees, all except Eleanor Baum, Cyrus F. Freidheim, Jr., and Ted J. Kleisner attended the 2005 Annual Meeting of Stockholders held on May 12, 2005. The Board met six times in 2005. In 2005, all directors attended more than 75% of the meetings of the Board and committees on which they served that were held during the periods in which they served as directors. The Corporate Governance Guidelines were last updated in December 2005 and are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Corporate Governance Guidelines will be made available on the Company’s website.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    The Board has adopted procedures for the Company’s stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the Board or the Audit Committee, and other matters to the Board or the non-management directors. All communications received will be kept confidential, and employees may communicate concerns regarding questionable accounting, internal accounting controls or auditing matters or other matters on an anonymous basis. These procedures were last updated in February 2006 and are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these procedures will be made available on the Company’s website.

Committee Charters.    The charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charters will be made available on the Company’s website. The Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess these charters to ensure full compliance with the applicable requirements.

In addition to being available on the Company’s website, www.alleghenyenergy.com, printed versions of the Company’s corporate governance documents, including the Corporate Governance Guidelines, Code of Business

Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees, are available to stockholders upon request made to the attention of the Secretary of the Company.

COMPENSATION OF DIRECTORS

Each non-employee director receives for all services to the Company (a) $25,000 in annual retainer fees, (b) $1,250 for each Board meeting attended and (c) $1,250 for each committee meeting attended, except that members of the Audit Committee each receive $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee receives an additional fee of $12,500 per year, and the Chairs of the Management Compensation and Development, and Nominating and Governance Committees each receive an additional fee of $8,000 per year. These director and committee chair fees have been in effect since January 1, 2004.

The Company’s stockholders approved the Non-Employee Director Stock Plan at the Company’s Annual Meeting of Stockholders held on May 13, 2004. Under the Non-Employee Director Stock Plan, the Company is permitted to issue up to a maximum of 1,000 shares of Common Stock each quarter, as determined by the Board, to each of its non-employee directors. The Company also will issue the same number of shares of Common Stock to any non-employee director whose services are terminated during a quarter as a result of death or disability. The maximum number of shares that may be issued under the plan is 300,000, subject to adjustment for changes in the Company’s stock. Effective January 1, 2006, the Board increased the number of shares of Common Stock that each non-employee director is entitled to receive under the Company’s Non-Employee Director Stock Plan from 800 shares per quarter to 1,000 shares per quarter. In addition, the Board amended the Company’s Stock Ownership Guidelines to provide that, effective January 1, 2006, the members of the Board are expected to own shares of Common Stock equal to six times the annual cash retainer, increasing the ownership level from four times the annual cash retainer. Deferred cash compensation held in the Company’s phantom stock fund is credited toward meeting the Company’s Stock Ownership Guidelines. In 2005, each non-employee director received 800 shares of Common Stock per quarter under the Non-Employee Director Stock Plan.

Under an unfunded deferred compensation plan, a non-employee director may elect to defer receipt of all or part of his or her director’s fees for succeeding calendar years. Historically, the Company has paid interest on such deferred amounts. Effective December 30, 2005, the Company amended its deferred compensation plan to permit non-employee directors who elect to defer receipt of their cash compensation to invest all or a portion of such deferred compensation in a Company phantom stock fund. As amended, the deferred compensation plan permits each non-employee director to direct the investment of any deferred cash compensation into either an interest bearing account or a Company phantom stock fund. Amounts invested by a director in the Company phantom stock fund will be credited to a bookkeeping account that is further credited or debited over time depending upon the performance of the Company’s Common Stock. Any director who directs any portion of his or her deferred cash compensation to the Company phantom stock fund will be entitled to receive cash in an amount equal to the balance of his or her Company phantom stock fund account at such time as it becomes payable, in accordance with the terms of the deferred compensation plan.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The role of the Nominating and Governance Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities with respect to matters of corporate governance and to identify and recommend individuals to the Board for nomination as directors. The Committee operates under a written charter adopted by the Board. All members of the Committee are independent under the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations.

During 2003, the Committee developed and recommended to the Board for adoption and reviewed the Company’s Corporate Governance Guidelines to strengthen its corporate governance practices to better protect the interests of the Company’s stockholders and to reflect the adoption of the NYSE corporate governance rules. In early 2004, consistent with the NYSE rules, the Committee developed and recommended to the Board for adoption and reviewed the Company’s Code of Business Conduct and Ethics for directors, officers and employees, and the Company’s Policy Regarding Director Independence Determinations, which are guidelines used for director independence determinations.

The Committee approved and recommended to the Board the director nominees standing for election at the 2006 Annual Meeting of Stockholders based on the criteria set forth in the Corporate Governance Guidelines. The Committee recommended the nominations of H. Furlong Baldwin, Eleanor Baum, Paul J. Evanson, Cyrus F. Freidheim, Jr., Julia L. Johnson, Ted J. Kleisner, Steven H. Rice, Gunnar E. Sarsten and Michael H. Sutton to stand for re-election at the 2006 Annual Meeting. In evaluating and recommending nominees for positions on the Board, the Committee may, but is not required to, consider nominees proposed by management and will also consider nominees recommended by stockholders. Stockholders who wish to submit nominees for director for consideration by the Committee for election at the 2007 Annual Meeting of Stockholders may do so by submitting in writing the nominees’ names, in compliance with the procedures and along with the information required by the Company’s bylaws, to the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The Company’s bylaws are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

The Committee made recommendations on, and the Board adopted, certain changes in director compensation, effective January 1, 2006, after an evaluation of director compensation conducted by a third party. For more information regarding director compensation, see “Compensation of Directors” above.

GUNNAR E. SARSTEN, Chair

ELEANOR BAUM

CYRUS F. FREIDHEIM, JR.

JULIA L. JOHNSON

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee (the “Committee”), composed of at least three directors, all of whom meet the applicable independence and financial literacy criteria. The Committee operates under a written charter adopted by the Board. All members of the Committee are independent under both Rule 10A-3 under the Securities Exchange Act of 1934, the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, is responsible for planning and conducting an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and expressing opinions on the Company’s financial statements, on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting.

The Committee performs an oversight function for the Board. In accordance with its charter, the Committee assists the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

The Committee has reviewed the audited financial statements in the 2005 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Committee has reviewed with the Director of the Company’s internal audit department (“Audit Services”) and PwC the overall scope and plans for their respective audits and has met with the Director, Audit Services and PwC, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee has also reviewed PwC’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under standards of the PCAOB, including the Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Committee has also discussed with PwC that firm’s independence from management and from the Company, including the contents of PwC’s letter delivered pursuant to Independence Standards Board, Standard No. 1, as recently supplemented to reflect the existence of a contingent fee arrangement. PwC confirmed that it is an independent accounting firm with respect to the Company under applicable standards.

The members of the Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America or that the Company’s auditors are in fact “independent.”

In reliance on the discussions and reviews described above, the Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

In 2005, The Institute of Internal Auditors conducted an External Quality Assurance review of the Company’s internal audit department and reported its results to the Committee. Based on the review, The Institute of Internal Auditors concluded that the Company’s internal audit department “generally conforms” (which is the highest of the three rating levels) to applicable internal auditing standards.

The Committee reexamines its policies and practices annually to ensure that it continues to fully comply with changing legal and regulatory requirements and to address the concerns of the investing public.

The Committee has appointed PwC, subject to stockholder ratification, as the Company’s independent registered public accounting firm for the fiscal year 2006.

MICHAEL H. SUTTON, Chair

ELEANOR BAUM

JULIA L. JOHNSON

STEVEN H. RICE

AUDIT AND OTHER FEES

Set forth below are fees paid to PwC in respect of audit and audit-related services, and for tax services and other services, rendered in 2005 and 2004. All services provided to Allegheny by PwC require the prior review and approval of the Audit Committee.

Audit Fees

Fees and expenses for the audit of the 2005 financial statements and quarterly reviews were $5,005,362, including $1,462,426 paid in 2006. Fees and expenses for the audit of the 2004 financial statements and quarterly reviews were $8,421,065, including $2,595,000 paid in 2005.

Audit-Related Fees

Fees and expenses for audit-related services were $358,346 for 2005, including $42,700 paid in 2006. Fees and expenses for audit-related services in 2005 includes $213,075 that was related to benefit plan audits, all of which was paid directly by the trust funds for those plans. Fees and expenses for audit-related services in 2005 also includes $20,000 paid for reproduction of certain audit workpapers, $116,271 for certain agreed upon procedures and $9,000 in software license fees. Fees and expenses for audit-related services were $230,163 for 2004, including $138,500 paid in 2005. Fees and expenses for audit-related services in 2004 includes $157,180 that was related to benefit plan audits, of which $96,000 was paid directly by the trust funds for those plans. Fees and expenses for audit-related services in 2004 also includes $54,275 paid for reproduction of certain audit workpapers, $10,600 for certain agreed upon procedures and $8,108 in software license fees. Audit-related services include assurance and other additional services related to the audit of Allegheny’s financial statements and quarterly reviews.

Tax Fees

There were no fees and expenses for tax advisory, planning and compliance services for 2004 or 2005.

All Other Fees

There were no fees and expenses for other services for 2004 or 2005.

In February 2006, Allegheny received a refund from PwC in the amount of $626,626 related to a contingent fee agreement for certain tax advisory services, which Allegheny entered into with Coopers & Lybrand (“C&L”) in 1997, prior to the merger of C&L and Price Waterhouse in 1998. PwC has notified the Audit Committee of the Board that the existence of this contingent fee arrangement was a violation of the standards for auditor independence under applicable rules. However, PwC has advised the Audit Committee that PwC’s objectivity and audit independence were not impaired by the existence of the contingent fee arrangement. As part of its required communication with the Audit Committee pursuant to Independent Standards Board Standard No. 1, PwC has confirmed to the Audit Committee that it is an independent accounting firm with respect to Allegheny, as defined under applicable auditor independence rules. The Audit Committee has discussed PwC’s independence in light of these disclosures.

REPORT OF THE MANAGEMENT COMPENSATION AND

DEVELOPMENT COMMITTEE

General

The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Compensation and Development Committee (the “Committee”) of the Board. The Committee recommends the annual compensation program to the Board for approval. The Committee operates under a written charter adopted by the Board. All members of the Committee are independent under the applicable independence standards of the NYSE and the Company’s Policy Regarding Director Independence Determinations.

The Committee believes that a large portion of compensation should be included in incentive plans and linked to corporate and business performance.

The Company’s executive compensation program is intended to meet four objectives:

•	Create a strong link and clear line-of-sight between executive compensation and total return to stockholders;

•	Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace when performance is at expected levels, with increased compensation opportunities for performance exceeding expectations;

•	Attract and retain key executives critical to the success of the Company; and

•	Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

Executive Compensation Program

In 2005, the Company’s executive compensation program had three primary components: base salary, short-term incentive awards and long-term incentive awards. The Company’s executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

To ensure that the Company’s salary structure and total compensation continue to be competitive, a leading independent consulting firm compares the Company’s compensation program annually to programs at comparable energy companies. There were 24 survey companies for 2005, which are part of an energy services industry database. In 2005, more than 54% of these survey companies were included in the Dow Jones U.S. Electricity Index. The Company’s performance is compared to the performance of the Index on page 38 of this proxy statement.

The compensation comparison involves matching Company positions, including that of the Chief Executive Officer, with those in the survey companies that have comparable duties and responsibilities. This survey data became the basis for the consulting firm’s recommendations as to market prices for each position and total compensation. For 2005, the survey indicated that some of the Company’s executives were compensated above the median compensation levels for similar positions. This primarily reflected compensation arrangements made with certain executives to induce them to accept employment at the Company in 2003 when it was experiencing severe business, financial and accounting difficulties.

Base Salary:

The base salaries of all executive officers, including the Chief Executive Officer, are reviewed annually by the Committee, which makes recommendations to the Board. In considering base salary levels, the Committee gives most weight to the performance of each executive. The Chief Executive Officer reports to the Committee regarding (a) the performance assessment of each executive (other than himself) based on that executive’s position-specific responsibilities and a performance evaluation by his or her supervisor and (b) the specific salary recommendation for each executive. In determining its recommendations to the Board, the Committee also takes into consideration both the Company’s financial results and condition and its operating performance, including such factors as safety, efficiency, competitive position and customer satisfaction. No salary increases were granted to the Named Executive Officers in 2005, except for Paul J. Evanson. In accordance with the minimum salary adjustment required by his employment agreement, Mr. Evanson’s salary was adjusted for inflation on June 16, 2005.

Short-Term Incentive Awards:

The Allegheny Energy, Inc. Annual Incentive Plan (the “AIP”), approved by the Company’s stockholders at the 2004 Annual Meeting, was established to recognize and reward executives who have contributed significantly to the Company’s success and to their respective business units, to align the corporate vision, goals and business strategy to compensation strategy, and to provide a compensation environment that will attract, retain and motivate executives. The Committee establishes a target award level for each participant. Each award is conditioned on the Company’s achievement of performance thresholds established by the Committee and the achievement by the Company of financial, operational and corporate objectives. Each participant’s award is adjusted based on individual performance.

The Committee determined the AIP target awards for 2005. Participants could earn from zero to 200% of the target award. For 2005, the targets were $953,900 for Mr. Evanson and from $200,000 to $500,000 for the other Named Executive Officers. Targets for other participants were up to $150,000, or up to approximately 50% of 2005 base salary. AIP awards for 2005 were paid in the first quarter of 2006. AIP awards are disclosed in the Summary Compensation Table for the named individuals.

Long-Term Incentive Awards:

Long-Term Incentive Plan

The LTIP may be used to grant stock option awards, restricted share awards and performance awards to executive officers and other employees. In 2005, the only awards granted under the LTIP to a Named Executive Officer were the 150,000 stock options granted to Hyun Park under his employment agreement on April 5, 2005 to induce him to accept employment at the Company

Stock Unit Plan

The Board approved the Stock Unit Plan to assist the Company in attracting key executives. During 2005, Allegheny entered into an employment agreement with Hyun Park under which he was granted 50,000 stock units on April 5, 2005 to induce him to accept employment at the Company. These stock units vest ratably from 2006 through 2010. No other stock units were granted to the Company’s Named Executive Officers in 2005.

Stock Ownership

Members of the Board and senior executive officers are expected to own a significant equity interest in the Company in accordance with the Company’s Stock Ownership Guidelines. Under the Stock Ownership Guidelines, senior executive officers are required to hold the Company’s Common Stock in amounts ranging from one to three times their annual salary, depending on their position with the Company. All Directors hold at least the required six times their annual cash retainer in the Company’s Common Stock.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. Additionally, the Internal

Revenue Service (the “IRS”) issued proposed regulations under Section 409A in 2005 that extend the December 31, 2004 deadline and requires good faith compliance with Section 409A until December 31, 2006. Accordingly, the Company intends to amend the Company’s deferred compensation plans prior to December 31, 2006 to, among other things, institute the Section 409A related changes which the Company made to the operation of the deferred compensation plans for amounts deferred on and after January 1, 2005.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain criteria are satisfied. The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Code are exempt from the $1 million deduction limit contained in that section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. The Company may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. The Company may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had these provisions not terminated. In addition, awards to the Chief Executive Officer and the four other highest paid executive officers under the Stock Unit Plan are not exempt from the $1 million deduction limit under Section 162(m) of the Code. While the Committee designs certain components of executive compensation to preserve deductibility, it believes that it is not in the stockholders’ interest to restrict the Committee’s discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Committee may approve compensation that is not fully deductible.

CEO’s Compensation

The Company entered into an employment agreement with Mr. Evanson on June 9, 2003. At that time, Allegheny faced significant business, financial and accounting challenges. Accordingly, the Committee developed salary, annual incentives, long-term incentives and other compensation arrangements to induce Mr. Evanson to accept employment with the Company. Under his agreement, Mr. Evanson was granted stock options and stock units under the plans described above.

Mr. Evanson’s 2005 base salary was increased by $26,000 on June 16, 2005 in accordance with the minimum salary adjustment required by his employment agreement. As described above, the Committee established a target award level under the AIP for Mr. Evanson. The award was conditioned on the Company’s achievement of performance thresholds established by the Committee and the Company’s achievement of financial, operational and corporate objectives. For 2005, Mr. Evanson received a $1,500,000 award under the AIP. The Committee based the award on Mr. Evanson’s leadership role in the Company’s achievement of the objectives defined in the AIP. The objectives related to achieving certain specified targets with respect to employee safety, operating and maintenance expenses, adjusted net income, service unavailability, generator availability, and reduction of debt, as well as achieving certain other corporate objectives, including securing certain regulatory approvals and coal contracts. The Committee also reviewed perquisites and other compensation paid to Mr. Evanson for 2005 and determined the amounts to be reasonable.

H. FURLONG BALDWIN, Chair

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

GUNNAR E. SARSTEN

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company, their ages, the positions they hold, and their business experience during the past five years appear below. All officers of the Company are elected annually.

Name	Age	Position
Paul J. Evanson (a)	64	Chairman, President, Chief Executive Officer and Director
John P. Campbell (b)	50	Vice President
Edward Dudzinski (c)	53	Vice President
Thomas R. Gardner (d)	48	Vice President, Controller, Chief Accounting Officer and Chief Information Officer
Philip L. Goulding (e)	46	Vice President
Hyun Park (f)	44	Vice President, General Counsel and Secretary
Joseph H. Richardson (g)	56	Vice President
Jeffrey D. Serkes (h)	47	Senior Vice President and Chief Financial Officer

(a)	Paul J. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of Allegheny since June 2003. Mr. Evanson is the Chair of the Executive Committee. Prior to joining Allegheny, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003.

(b)	John P. Campbell has been a Vice President of Allegheny since July 2004. Prior to joining Allegheny, Mr. Campbell was responsible for Mirant Corporation’s worldwide generation portfolio from March 2004 to July 2004. He was Managing Director, Coal-Fired Generation for Reliant Energy from February 2002 to February 2004. Prior to that, he was the East Region Engineering Director for Reliant.

(c)	Edward Dudzinski has been Vice President, Human Resources, of Allegheny since August 2004. Prior to joining Allegheny, Mr. Dudzinski was Vice President, Human Resources for the Agriculture and Nutrition Platform and Pioneer Hi-Bred International, Inc. on behalf of DuPont. Prior to that, he served in various other executive and leadership positions at DuPont.

(d)	Thomas R. Gardner has been Vice President, Controller and Chief Accounting Officer of Allegheny since October 2003 and has been Chief Information Officer of Allegheny since June 2005. Prior to joining Allegheny, Mr. Gardner was employed with Deloitte & Touche LLP from 1997 to 2003, most recently as a partner.

(e)	Philip L. Goulding has been Vice President, Strategic Planning and Chief Commercial Officer of Allegheny since October 2003. Prior to joining Allegheny, Mr. Goulding led the North American energy practice of L.E.K. Consulting from 1999 to October 2003.

(f)	Hyun Park has been Vice President, General Counsel and Secretary of Allegheny since April 2005. Prior to joining Allegheny, Mr. Park was employed with Sithe Energies, Inc. as Senior Vice President, General Counsel and Secretary from March 2000 to February 2005 and as General Counsel and Secretary from July 1998 to March 2000. Prior to joining Sithe Energies, Inc., he was a partner with the law firm of Latham & Watkins.

(g)	Joseph H. Richardson has been a Vice President of Allegheny since August 2003. Prior to joining Allegheny, Mr. Richardson served as President and Chief Executive Officer and as a director of Global Energy Group from March 2002 to August 2003. Prior to that, he served as President and Chief Executive Officer and as a director of Florida Power Corporation.

(h)	Jeffrey D. Serkes has been Senior Vice President and Chief Financial Officer of Allegheny since July 2003. Prior to joining Allegheny, Mr. Serkes was President of JDS Opportunities LLC from May 2002 to June 2003. Prior to that, Mr. Serkes was employed with IBM as Vice President, Finance, Sales and Distribution, from June 1999 to May 2002, and Vice President and Treasurer from January 1995 to May 1999. Mr. Serkes also serves as a director and as chair of the audit committee of Refac, a Delaware corporation.

EXECUTIVE COMPENSATION

The annual compensation paid by Allegheny to its Chief Executive Officer and each of its four highest paid executive officers for the year ended December 31, 2005 (collectively, the “Named Executive Officers”) was as follows for 2005, 2004, and 2003:

Summary Compensation Table (a)

Annual Compensation

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($) (b)	Bonus ($)		Other Annual Compensation ($) (d)	Restricted Stock Awards ($) (e)	Securities Underlying Options	All Other Compensation ($) (f)
Paul J. Evanson Chairman, President and Chief Executive Officer	2005 2004 2003	940,900 914,272 467,308	1,500,000 1,500,000 7,087,500	(c)	135,204 — —	— 27,360,010 —	— 1,500,000 —	7,496 104,072 97,330

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer	2005 2004 2003	500,000 500,000 230,769	730,000 775,000 625,000	(c)	— 1,806 —	— 9,542,513 —	— 550,000 —	9,746 132,310 75,753

Hyun Park Vice President, General Counsel and Secretary (g)	2005 2004 2003	320,192 — —	605,000 — —	(c)	— — —	1,054,000 — —	150,000 — —	82,504 — —

Philip L. Goulding Vice President	2005 2004 2003	400,000 400,000 76,923	440,000 415,000 682,500	(c)	— — —	— 2,002,500 —	— 746,403 —	6,664 6,250 42,498

Joseph H. Richardson Vice President	2005 2004 2003	400,000 400,000 130,769	290,000 225,000 92,216		— — —	— 1,467,512 —	— 200,000 —	7,212 7,019 74,326

(a)	The compensation shown is for all services in all capacities to Allegheny and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by Allegheny Energy Service Corporation (“AESC”), a subsidiary of Allegheny Energy, Inc.

(b)	Mr. Park joined Allegheny on April 5, 2005.

(c)	Incentive awards are based upon performance in the year in which the figure appears, but are paid in the following year. The figure in this column for 2005 includes a signing bonus of $240,000 for Mr. Park. The figure in this column for 2003 includes an initial make-whole payment of $6,300,000 for Mr. Evanson, an initial make-whole payment of $250,000 for Mr. Serkes and an initial make-whole payment of $600,000 for Mr. Goulding.

(d)	The figures in this column include the aggregate incremental cost to the Company of providing personal benefits to the Named Executive Officers. The personal benefits included in this column are for the personal use of the company aircraft and use of a leased car. The amounts reported in this column include $134,422 for the personal use of the company aircraft by Mr. Evanson in 2005. The figures in this column also include an amount for the personal use of the company aircraft by Mr. Serkes for 2004 of $1,806. See “Valuation of Perquisites” below for additional information.

(e)

Messrs. Evanson, Serkes, Goulding and Richardson entered into employment agreements in 2003 and Mr. Park entered into an employment agreement in 2005, under which they were to be granted stock units to induce them to accept employment at Allegheny. These stock units were granted to Messrs. Evanson, Serkes, Goulding and Richardson on February 18, 2004 and to Mr. Park on April 5, 2005. The amounts shown represent the dollar value of stock units issued under Allegheny’s Stock Unit Plan. For

Messrs. Evanson, Serkes, Goulding and Richardson, the amounts are based on the closing price of $13.35 per share and for Mr. Park, the amount is based on the closing price of $21.08 per share, of the Company’s Common Stock on the NYSE on the grant date. Each stock unit represents one share of Allegheny Common Stock. Holders of stock units are credited with any dividends that would be payable on the shares, which are deemed to be reinvested in additional stock units. These additional stock units vest on the same schedule as the underlying units in respect of which they are credited. On February 18, 2004, 2,049,439 units were granted to Mr. Evanson, 714,795 units were granted to Mr. Serkes, 150,000 units were granted to Mr. Goulding and 109,926 units were granted to Mr. Richardson. On April 5, 2005, 50,000 units were granted to Mr. Park. One-fifth of Mr. Evanson’s stock units vest on each June 9 from 2004 through 2008. One-third of Mr. Serkes’ stock units vest on each July 3 from 2004 through 2006. One-fifth of Mr. Park’s units vest on each April 5 from 2006 through 2010. One-fifth of Mr. Goulding’s stock units vest on each October 13 from 2004 through 2008. One-fifth of Mr. Richardson’s units vest on each August 25 from 2004 through 2008.

As of December 30, 2005, based on the closing price of $31.65 per share of Allegheny’s Common Stock on the NYSE on that date, Mr. Evanson held 1,229,663 unvested stock units having an aggregate value of $38,918,834, Mr. Serkes held 238,265 unvested stock units having an aggregate value of $7,541,087, Mr. Park held 50,000 unvested stock units having an aggregate value of $1,582,500, Mr. Goulding held 90,000 unvested stock units having an aggregate value of $2,848,500, and Mr. Richardson held 65,956 unvested stock units having an aggregate value of $2,087,507.

(f)	The figures in this column include the premium paid for the group life insurance plan. In addition, amounts in this column include Allegheny’s contribution for the Employee Stock Ownership and Savings Plan (the “ESOSP”). For 2005, the figures shown include amounts representing the life insurance premiums on Allegheny’s group life insurance plan and ESOSP contributions, respectively, as follows: Mr. Evanson, $3,708 and $3,788; Mr. Serkes, $3,708 and $6,038; Mr. Park, $2,514 and $0; Mr. Goulding, $2,981 and $3,683; and Mr. Richardson, $2,981 and $4,231.

(g)	Mr. Park joined Allegheny on April 5, 2005. The figure in the All Other Compensation column for 2005 includes $79,990 for relocation expenses.

Valuation of Perquisites

The Company provided certain perquisites to senior executives in 2005 as summarized below.

Company Aircraft – With the approval of the Chief Executive Officer, the Company’s aircraft may be used by the Company’s senior executives for business purposes. Certain senior executives use the Company’s aircraft for other travel with the approval of the Chief Executive Officer. In 2005, Allegheny valued the personal use of Company aircraft, for purposes of compensation disclosure, using a method that takes into account the variable cost per flight hour, as well as other direct out of pocket expenses including, landing, parking and certain hangar storage expenses, crew travel expenses, and passenger ground transportation. For tax purposes, any personal use is considered imputed income and is valued at a Standard Industry Fare Level, a per-mile rate issued periodically by the IRS, and multiplier factor based on aircraft size and employee position.

Company Vehicle – A Company vehicle is provided to the Chief Executive Officer and the Chief Financial Officer for business and personal use. Any personal use is considered imputed income and is based on the value of the vehicle. Based on IRS regulations, personal use of a Company-leased car has been valued at the cost of the annual lease for compensation disclosure purposes.

Option Grants in the Last Fiscal Year

The following table sets forth information for each Named Executive Officer with regard to stock options granted in 2005.

Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)		Expiration Date	Grant Date Present Value ($) (b)
Hyun Park	150,000	34.0	$21.08	(c)	April 5, 2015	1,384,500

(a)	Mr. Park entered into an employment agreement in 2005, under which he was granted stock options to induce him to accept employment at Allegheny. The stock options were granted on April 5, 2005.
(b)	The amounts shown are based on the Black-Scholes option-pricing model.
(c)	Based on the closing price of a share of Allegheny’s Common Stock on the NYSE on April 5, 2005.

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

The following table sets forth information for each Named Executive Officer with regard to stock options held at December 31, 2005. None of the Named Executive Officers exercised options in 2005.

	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($) (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Evanson	600,000	900,000	10,980,000	16,470,000
Jeffrey D. Serkes	366,666	183,334	6,709,988	3,355,012
Hyun Park	—	150,000	—	1,585,500
Philip L. Goulding	298,560	447,843	5,463,648	8,195,527
Joseph H. Richardson	80,000	120,000	1,464,000	2,196,000

(a)	The amounts shown are based on the closing price of a share of Allegheny’s Common Stock on the NYSE on December 30, 2005, minus the exercise price. All of the options shown on the table above have an exercise price of $13.35 per share with the exception of the options held by Mr. Park, which have an exercise price of $21.08 per share.

Group Life Insurance Plan

Allegheny provides life insurance to all eligible employees under a group life insurance plan that pays a death benefit equal to the insured’s base salary, excluding bonuses, during employment, or $25,000 during retirement.

ESOSP

The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and was amended in 1984 to include a savings program. All of Allegheny’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Each eligible employee can elect to have from 2% to 15% of his or her compensation contributed to the ESOSP on a pre-tax basis and an additional 1% to 6% on a post-tax basis. Participants direct the investment of contributions to specified mutual funds or to investments in Allegheny Common Stock. Allegheny matches 50% of the first 6% of pre-tax compensation deferred into the ESOSP by an employee. For 2003, 2004, and 2005 the maximum amount of compensation to be factored into these calculations was $200,000, $205,000, and $210,000 respectively. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated.

Retirement Plan

Allegheny maintains a retirement plan covering substantially all Allegheny employees (the “Retirement Plan”). The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each covered employee is eligible for retirement at their normal retirement date (age 65), with early retirement permitted.

Allegheny also maintains the Supplemental Executive Retirement Plan (the “SERP”) for executive officers and other senior managers. All executive officers, except Messrs. Evanson and Serkes, are participants in the SERP. Except as otherwise set forth in employment agreements between Allegheny and certain executives, a SERP participant will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with Allegheny and has reached his or her 55th birthday. The spouse of a SERP participant who dies before retirement will be eligible to receive survivor benefits under the SERP if the SERP participant is age 55 or older and has been credited with at least 10 years of service, or if the SERP participant is under age 55 and has been credited with at least 15 years of service. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 26 to 30 and (c) 0.5% for each year of service from 31 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participant retires prior to his or her 60th birthday. As such, a participant’s benefits are capped at 60% of average compensation, less amounts paid to the participant from the Retirement Plan, and less 2% for each year the participant retires prior to age 60.

The SERP defines average compensation as 12 times a participant’s average monthly compensation, including overtime, any award paid under the AIP and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly compensation. The SERP takes into account compensation in excess of the Code maximums that apply to the Retirement Plan.

If a SERP participant is terminated by Allegheny for cause (as defined in his or her employment agreement, or, if no such agreement exists, as defined in the SERP), the participant will forfeit his SERP benefit. Similarly, if a SERP participant starts receiving SERP benefits and the participant commits a material breach of an employment, separation, covenant not to compete, confidentiality or other agreement with Allegheny or Allegheny later determines (based upon information previously unknown to the Management Compensation and Development Committee or senior management) that a basis existed to terminate the SERP participant for cause, payment of SERP benefits will cease.

The following table shows estimated maximum annual benefits payable to participants in the SERP and the Retirement Plan following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated average compensation, retirement at age 60, without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offsetting amounts.

PENSION PLAN TABLE

	Years of Credited Service (b)
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000
1,100,000	330,000	440,000	550,000	605,000	632,500	660,000
1,200,000	360,000	480,000	600,000	660,000	690,000	720,000
1,300,000	390,000	520,000	650,000	715,000	747,000	780,000

(a)	The earnings of Messrs. Park, Goulding, and Richardson covered by the SERP correspond substantially to the amounts shown for them in the Summary Compensation Table.

(b)	As of December 31, 2005, Messrs. Goulding and Richardson each had been credited with two full years of service and Mr. Park had not been credited with any full years of service. Following five years of service, Messrs. Park, Goulding, and Richardson will be credited with an additional five years under the SERP. Following ten years of service, Messrs. Goulding and Richardson will be credited with a further five years under the SERP.

Annual Incentive Plan

The AIP, which was approved by Allegheny’s stockholders at the 2004 Annual Meeting, was established to recognize and reward executives who have contributed significantly to Allegheny’s success and to their respective business units, to align the corporate vision, goals and business strategy with compensation strategy, and to provide a compensation environment that will attract, motivate and retain executives. The Management Compensation and Development Committee of the Board (the “Committee”) establishes a target award level for each participant. Each award is conditioned on Allegheny’s achievement of the performance threshold established by the Committee and the achievement of other financial, operational and corporate objectives. Each participant’s award is adjusted based on individual performance.

The Committee determined the target awards for 2005. Participants could earn from zero to 200% of the target award. For 2005, the targets were $953,900 for Mr. Evanson and from $200,000 to $500,000 for the other Named Executive Officers. Targets for other participants were up to $150,000, or up to approximately 50% of 2005 base salary. AIP awards are paid in the first quarter of the year following the year for which they are granted.

Certain executive officers were granted awards for 2003 under the provisions of their employment agreements. Awards earned for performance in 2003, 2004, and 2005 are disclosed in the Summary Compensation Table for the individuals named.

Long-Term Incentive Plan

The Board and stockholders approved the LTIP to assist Allegheny in attracting and retaining key employees and directors and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Allegheny Common Stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to Allegheny’s Common Stock. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which the shares may be earned. The LTIP will terminate on May 14, 2008.

The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind or suspend an award if the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of Allegheny or undertakes any other action determined by the Committee to be detrimental to Allegheny.

Stock Option Awards

The LTIP permits awards of options to purchase Allegheny Common Stock on terms and conditions determined by the Committee. Stock options are issued at strike prices equal to or greater than the fair market value (as defined in the LTIP) of Allegheny Common Stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other Allegheny compensation plan that would result in incentive stock options to purchase shares of Allegheny Common Stock with an aggregate fair market value of more than $100,000 first becoming exercisable by the participant in any one calendar year.

Options awarded under the LTIP will terminate upon the first to occur of: (a) the option’s expiration under the terms of the related option award agreement; (b) termination of the award following termination of the participant’s employment under the rules described in the next paragraph; or (c) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options and may extend the exercise period of options granted to employees who have been terminated.

In the event of the termination of employment of a participant in the LTIP on or after January 1, 2004, options not exercisable at the time of the termination will expire as of the date of the termination, and exercisable options will expire 90 days from the date of termination. In the event of termination of a participant’s employment due to retirement or disability, options not exercisable will expire as of the date of termination, and exercisable options will expire three years after the date of termination. In the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant’s beneficiary until the first to occur of three years from the time of death or, if applicable, three years from the date of the termination of the participant’s employment due to retirement or disability.

The Committee may establish dividend equivalent accounts with respect to awarded options. A participant’s dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant’s options are exercisable, assuming that the shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at the time or times and subject to the terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of Allegheny Common Stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by these methods.

In the event of a change of control of Allegheny (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately vested and fully exercisable.

During 2005, Allegheny entered into an employment agreement with Mr. Park under which he was granted 150,000 stock options on April 5, 2005 to induce him to accept employment at the Company. The options vest ratably from 2006 through 2010.

Restricted Share Awards

The Committee may grant restricted shares of Common Stock on terms, conditions and restrictions determined by the Committee. The restrictions, terms and conditions may be based on performance standards, period of service, share ownership or other criteria. Performance-based awards are subject to the same performance targets as described under “Performance Awards” below. The terms of restricted stock awards are set forth in award agreements. No restricted share awards were issued under the LTIP in 2005.

Performance Awards

The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of Allegheny Common Stock, increases in the fair market value of Allegheny Common Stock during an award period and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods are determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes, performance targets generally relate to operating income, return on investment, return on stockholders’ equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards earned based on the degree to which award targets are achieved. Allegheny may make payments in respect of performance awards in cash, shares of Allegheny Common Stock or a combination of both.

In the event of a participant’s retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (non-prorated) awards, to any participant whose employment is terminated. In the event of a change of control of Allegheny, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control. No performance awards were issued under the LTIP in 2005.

Stock Unit Plan

The Board approved the Stock Unit Plan to assist Allegheny in attracting key executives. Allegheny awarded stock units to certain Named Executive Officers under the terms of their respective employment agreements or employment offers to induce them to accept employment at the Company. For more information regarding these grants, see “Summary Compensation Table” above.

During 2005, Allegheny entered into an employment agreement with Mr. Park under which he was granted 50,000 stock units on April 5, 2005 to induce him to accept employment at Allegheny. These stock units vest ratably from 2006 through 2010.

Agreements with Certain Executive Officers

Change In Control Contracts

In 2003 and 2005, Allegheny entered into employment agreements, as discussed below, with newly-appointed executive officers. These employment agreements contain change in control provisions that are discussed in more detail below with respect to some of the Named Executive Officers.

Employment Agreement with Paul J. Evanson

Paul J. Evanson’s employment agreement with Allegheny and AESC has a five-year term that began on June 16, 2003. The agreement provides for a base salary of $900,000 per year, subject to annual inflation adjustment, and may be increased, but not decreased, in the sole discretion of the Board. Mr. Evanson is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Evanson accrues a lump sum cash payment of $66,667 for each month that he is employed by Allegheny, to be paid on termination of employment. Mr. Evanson received an initial make-whole payment of $6,300,000 under the agreement in respect of financial and other benefits forfeited as a result of his accepting employment with Allegheny.

Pursuant to his employment agreement, Mr. Evanson received a grant of stock options to purchase 1,500,000 shares of AE Common Stock under the LTIP and 2,049,439 stock units, each representing one share of Common Stock. Mr. Evanson’s employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock options and stock units were issued on February 18, 2004. One-fifth of the stock options and stock units vest on each June 9 from 2004 through 2008, provided that Mr. Evanson remains employed by Allegheny on the applicable vesting dates. The stock units are payable in stock on each vesting date or such later date as Mr. Evanson has elected. If a change in control (as defined in the agreement) occurs, or upon the occurrence of certain triggering events relating to an equity vesting event (as defined in the agreement), all of Mr. Evanson’s unvested stock options and stock units will immediately vest.

If Mr. Evanson’s employment by the Company is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if the Company terminates the employment agreement other than for cause (as defined in the agreement), if the employment agreement terminates due to Mr. Evanson’s death or disability (as defined in the agreement) or if Mr. Evanson terminates the employment agreement for good reason (as defined in the agreement), Mr. Evanson will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Evanson is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether the employment agreement is terminated (a) due to Mr. Evanson’s death or disability, or (b) by the Company other than for cause, by Mr. Evanson for good reason or following a change in control. The severance and other benefits to which Mr. Evanson is entitled in each of these circumstances are more fully described in the employment agreement.

The employment agreement subjects Mr. Evanson to a non-competition obligation for one year and a non-solicitation obligation for two years following the termination of his employment and customary confidentiality obligations. Mr. Evanson is also entitled to a number of other customary benefits under the employment agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses. Additionally, the agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Jeffrey D. Serkes

Jeffrey D. Serkes’ employment agreement with Allegheny and AESC has a three-year term that began on July 7, 2003, subject to successive one-year renewals. The agreement provides for a base salary of $500,000 per year, which may be increased, but not decreased, in the sole discretion of the Board. Mr. Serkes is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Serkes accrues a lump sum cash payment of $41,667 for each month that he is employed by Allegheny, to be paid at age 55 or earlier, if specified events occur. Mr. Serkes received an initial make-whole payment of $250,000 under the agreement in respect of financial and other benefits forfeited as a result of his accepting employment with Allegheny.

Pursuant to his employment agreement, Mr. Serkes received a grant of stock options to purchase 550,000 shares of AE Common Stock under the LTIP and 714,795 stock units, each representing one share of Common Stock. Mr. Serkes’ employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock options and stock units were issued on February 18, 2004. One-third of the stock options and stock units vest on each July 3 from 2004 through 2006, provided that Mr. Serkes remains employed by Allegheny on the applicable vesting dates. The stock units are payable in stock on each vesting date or such later date as Mr. Serkes has elected. If a change in control (as defined in the agreement) occurs, all of Mr. Serkes’ unvested stock options and stock units will immediately vest.

If Mr. Serkes’ employment by the Company is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if the Company terminates the employment agreement other than for cause (as defined in the agreement), if the employment agreement terminates due to Mr. Serkes’ death or disability (as defined in the agreement) or if Mr. Serkes terminates the employment agreement for good reason (as defined in the agreement), Mr. Serkes will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Serkes is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether the employment agreement is terminated (a) due to Mr. Serkes’ death or disability, or (b) by the Company other than for cause or by Mr. Serkes for good reason and, in the case of termination by the Company other than for cause or by Mr. Serkes for good reason, if the termination occurs following or in anticipation of a change in control. The severance and other benefits to which Mr. Serkes is entitled in each of these circumstances are more fully described in the employment agreement.

The employment agreement subjects Mr. Serkes to a non-competition obligation for one year and a non-solicitation obligation for two years following the termination of his employment and customary confidentiality obligations. Mr. Serkes is also entitled to a number of other customary benefits under the employment agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses. Additionally, the agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Hyun Park

Hyun Park’s employment agreement with Allegheny and AESC has a five-year term that began on April 5, 2005. The agreement provides for a base salary of $450,000 per year, which may be increased, but not decreased, in the sole discretion of the Board. Mr. Park is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 77.78% of his base salary and a maximum bonus opportunity of 155.56% of his base salary. For 2005, the target and maximum bonus amounts were $262,500 and $525,000 respectively. Mr. Park received a signing bonus of $240,000 under the agreement.

Pursuant to his employment agreement, on April 5, 2005, Mr. Park received a grant of stock options to purchase 150,000 shares of AE Common Stock under the LTIP and 50,000 stock units, each representing one share of Common Stock. One-fifth of the stock options and stock units vest on each April 5 from 2006 through 2010, provided that Mr. Park remains employed by Allegheny on the applicable vesting dates. The units are payable in stock on each vesting date or such later date as Mr. Park has elected. If a change in control (as defined in the agreement) occurs, all of Mr. Park’s unvested stock options and stock units will immediately vest.

Mr. Park is eligible to participate in the SERP, as well as in the other employee benefit and compensation plans maintained by the Company. Solely for purposes of determining the amount of his benefits under the SERP, Mr. Park will be credited with five additional years of service, and will be deemed to be vested in the SERP, on April 5, 2010, provided that he remains employed by the Company at that time. If Mr. Park’s employment by the Company is terminated prior to April 5, 2010, in lieu of a benefit payable under the SERP, he will be entitled to receive a lump sum cash payment equal to $20,833.33 for each month that he was employed by the Company (the “Special Payment”). If Mr. Park’s employment by the Company is terminated after April 5, 2010, he will be entitled to receive the greater of the Special Payment or the benefit payable under the SERP.

If Mr. Park’s employment by the Company is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if the Company terminates the employment agreement other than for cause (as defined in the agreement), if the employment agreement terminates due to Mr. Park’s death or disability (as defined in the agreement) or if Mr. Park terminates the employment agreement for good reason (as defined in the agreement), Mr. Park will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Park is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether the employment agreement is terminated (a) due to Mr. Park’s death or disability, or (b) by the Company other than for cause or by Mr. Park for good reason and, in the case of termination by the Company other than for cause or by Mr. Park for good reason, if the termination occurs following or in anticipation of a change in control. The severance and other benefits to which Mr. Park is entitled in each of these circumstances are more fully described in the employment agreement.

The employment agreement subjects Mr. Park to a non-competition obligation under certain circumstances for one year and a non-solicitation obligation for two years following the termination of his employment and customary confidentiality obligations. Mr. Park is also entitled to a number of other customary benefits under the employment agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses. Additionally, the agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Philip L. Goulding

Philip L. Goulding’s employment agreement with Allegheny and AESC has a five-year term that began on October 13, 2003. The agreement provides for a base salary of $400,000 per year, which may be increased, but not decreased, in the sole discretion of the Board. Mr. Goulding will be eligible to receive an annual incentive compensation under the AIP, with a target bonus opportunity of 75% of his base salary and a maximum bonus opportunity of 150% of his base salary. Mr. Goulding received an initial make-whole payment of $600,000 under the agreement in respect of financial and other benefits forfeited as a result of his accepting employment with Allegheny.

Pursuant to his employment agreement, on February 18, 2004, Mr. Goulding received a grant of stock options to purchase 746,403 shares of AE Common Stock under the LTIP and 150,000 stock units, each representing one share of Common Stock. One-fifth of the stock options and stock units vest on each October 13 from 2004 through 2008, provided that Mr. Goulding remains employed by Allegheny on the applicable vesting dates. The stock units are payable in stock on each vesting date or such later date as Mr. Goulding has elected. If a change in control (as defined in the agreement) occurs, all of Mr. Goulding’s unvested stock options and stock units will immediately vest.

Mr. Goulding is eligible to participate in the SERP, as well as in the other employee benefit and compensation plans maintained by the Company. Solely for determining his eligibility for benefits and the amount of his benefits under the SERP, Mr. Goulding will be credited with five additional years of service on October 13, 2008 and an additional five years of service on October 13, 2013, provided he remains employed by the Company at such times. Solely for determining his eligibility for benefits under the SERP, Mr. Goulding will be deemed to have reached age 55 on the date his employment with the Company ends for any reason.

If Mr. Goulding’s employment by the Company is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if the Company terminates the employment agreement other than for cause (as defined in the agreement), if the employment agreement terminates due to Mr. Goulding’s death or disability (as defined in the agreement) or if Mr. Goulding terminates the employment agreement for a specified good reason (as defined in the agreement), Mr. Goulding will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Goulding is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether the employment agreement is terminated (a) due to Mr. Goulding’s death or disability, or (b) by the Company other than for cause or by Mr. Goulding for good reason and, in the case of termination by the Company other than for cause or by Mr. Goulding for good reason, if the termination occurs following or in anticipation of a change in control. The severance and other benefits to which Mr. Goulding is entitled in each of these circumstances are more fully described in the employment agreement.

The employment agreement subjects Mr. Goulding to a non-competition obligation for one year and a non-solicitation obligation for two years following the termination of his employment and customary confidentiality obligations. Mr. Goulding is also entitled to a number of other customary benefits under the employment agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses. Additionally, the agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Joseph H. Richardson

Joseph H. Richardson’s employment agreement dated August 6, 2003 with Allegheny and AESC has a three-year term that began on August 25, 2003, subject to successive one-year renewals. On January 1, 2006, Mr. Richardson’s agreement was amended and restated to extend the term of the agreement to August 25, 2008 and to make certain other revisions. The agreement provides for a base salary of $400,000 per year, which may be increased, but not decreased, in the sole discretion of the Board. On February 24, 2006, the Board approved a $10,000 increase in Mr. Richardson’s salary effective April 1, 2006. Mr. Richardson is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 50% of his base salary and a maximum bonus opportunity of 100% of his base salary.

Pursuant to his employment agreement, Mr. Richardson received a grant of stock options to purchase 200,000 shares of AE Common Stock under the LTIP and 109,926 stock units, each representing one share of Common Stock. Mr. Richardson’s employment agreement was initially amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock options and stock units also were issued on February 18, 2004. One-fifth of the stock options and stock units vest on each August 25 from 2004 through 2008, provided that Mr. Richardson remains employed by Allegheny on the applicable vesting dates. The stock units are payable in stock on each vesting date or such later date as Mr. Richardson has elected. If a change in control (as defined in the agreement) occurs, all of Mr. Richardson’s unvested stock options and stock units will immediately vest.

Mr. Richardson is eligible to participate in the SERP, as well as in the other employee benefit and compensation plans maintained by the Company. Solely for determining his eligibility for benefits and the amount of his benefits under the SERP, Mr. Richardson will be credited with five additional years of service on August 25, 2008 and an additional five years of service on August 25, 2013, provided he remains employed by the Company at such times. Solely for determining his eligibility for benefits under the SERP, Mr. Richardson will be deemed to have reached age 55 on the date his employment with the Company ends for any reason.

If Mr. Richardson’s employment by the Company is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if the Company terminates the employment agreement other than for cause (as defined in the agreement), if the employment agreement terminates due to Mr. Richardson’s death or disability (as defined in the agreement) or if Mr. Richardson terminates the employment agreement for good reason (as defined in the agreement), following or in anticipation of a change in control, Mr. Richardson will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Richardson is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether the employment agreement is terminated (a) due to Mr. Richardson’s death or disability, or (b) by the Company other than for cause and, in the case of termination by the Company other than for cause or termination by Mr. Richardson for good reason, if the termination occurs following or in anticipation of a change in control. The severance and other benefits to which Mr. Richardson is entitled in each of these circumstances are more fully described in the employment agreement.

The employment agreement subjects Mr. Richardson to a non-competition obligation for one year and a non-solicitation obligation for two years following the termination of his employment and customary confidentiality obligations. Mr. Richardson is also entitled to a number of other customary benefits under the employment agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses. Additionally, the agreement entitles him to gross-up payments in the event his compensation is subject to excise tax.

Compensation Committee Interlocks and Insider Participation

The members of the Management Compensation and Development Committee of the Board for the fiscal year ended December 31, 2005 were Messrs. Baldwin, Freidheim, Kleisner and Sarsten. There were no interlocking directorships and no insider participation on this committee during the fiscal year ended December 31, 2005.

PERFORMANCE GRAPHS

5-Year Performance Graph

The graph set forth below compares the Company’s cumulative total stockholder return on its Common Stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index at each December 31 during the period beginning December 31, 2000 and ending December 31, 2005. The graph assumes the investment of $100 on December 31, 2000 in stock or index including reinvestment of dividends.

Comparison of 5-Year Cumulative Total Return

among Allegheny Energy, Inc., the S&P 500 Index

and the Dow Jones U.S. Electricity Index

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Allegheny Energy, Inc.	100.00	78.27	17.19	29.01	44.82	71.97
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
Dow Jones US Electricity	100.00	79.38	61.38	76.77	95.47	111.58

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

3-Year Performance Graph

To reflect the performance since the new management team joined Allegheny, the graph set forth below compares the Company’s cumulative total stockholder return on its Common Stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index at each December 31 during the period beginning December 31, 2002 and ending December 31, 2005. The graph assumes the investment of $100 on December 31, 2002 in stock or index including reinvestment of dividends.

Comparison of 3-Year Cumulative Total Return

among Allegheny Energy, Inc., the S&P 500 Index

and the Dow Jones U.S. Electricity Index

	Cumulative Total Return
	12/02	12/03	12/04	12/05
Allegheny Energy, Inc.	100.00	168.78	260.71	418.65
S&P 500	100.00	128.68	142.69	149.70
Dow Jones US Electricity	100.00	125.07	155.53	181.76

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The table below shows the number of shares of the Company’s Common Stock that are beneficially owned, directly or indirectly, by: (a) each of the Company’s directors and Named Executive Officers, (b) each person believed to own beneficially more than five percent of Allegheny’s outstanding Common Stock and (c) all of the company’s directors and executive officers as a group as of February 21, 2006.

Name (a)	Shares of Allegheny Common Stock (b)	Percent of Class
Paul J. Evanson	680,791	*
H. Furlong Baldwin	13,200	*
Eleanor Baum	34,660	*
Cyrus F. Freidheim, Jr.	10,000	*
Julia L. Johnson	5,200	*
Ted J. Kleisner	25,373	*
Steven H. Rice	30,946	*
Gunnar E. Sarsten	33,260	*
Michael H. Sutton	3,600	*
Jeffrey D. Serkes	420,502	*
Hyun Park	30,000	*
Philip L. Goulding	352,802	*
Joseph H. Richardson	82,019	*
All current directors and executive officers of Allegheny as a group (16 persons)	1,885,913	1.16

*	Indicates less than one percent.

(a)	The address for each stockholder listed is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.

(b)	Includes the following options exercisable within 60 days of February 21, 2006: Mr. Evanson – 600,000; Dr. Baum – 23,000; Mr. Kleisner – 20,000; Mr. Rice – 23,000; Mr. Sarsten – 23,000; Mr. Serkes – 366,666; Mr. Park – 30,000; Mr. Goulding – 298,560; and Mr. Richardson – 80,000.

Excludes 120,000 unvested options granted to Mr. Park in April 2005 and the following unvested options granted on February 18, 2004: Mr. Evanson – 900,000; Mr. Serkes – 183,334; Mr. Goulding – 447,843; and Mr. Richardson – 120,000. The unvested options held by Messrs. Evanson, Goulding and Richardson vest in equal installments annually through 2008. The unvested options held by Mr. Serkes vest in equal installments annually through 2006. The unvested options held by Mr. Park vest in equal installments annually through 2010.

Excludes 50,000 unvested stock units granted to Mr. Park in April 2005 and the following unvested stock units granted on February 18, 2004: Mr. Evanson – 1,229,663; Mr. Serkes – 238,265; Mr. Goulding – 90,000; and Mr. Richardson – 65,956. The unvested stock units held by Messrs. Evanson, Goulding, and Richardson vest in equal installments annually through 2008. The unvested units held by Mr. Serkes vest in equal installments annually through 2006. The unvested units held by Mr. Park vest in equal installments annually through 2010.

Excludes the following vested but deferred stock units and shares of Common Stock: Mr. Evanson – 819,776; Mr. Baldwin – 3,200; Mr. Freidheim – 6,400; Ms. Johnson – 3,200; Mr. Kleisner – 3,200; Mr. Rice – 6,400; Mr. Sarsten – 6,400; Mr. Sutton – 4,800; Mr. Serkes – 428,875; and Mr. Richardson – 43,970.

Allegheny Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (a)	6,182,957	(b)	$16.94	3,755,816
Equity compensation plans not approved by security holders (c)	3,006,506	(d)	N/A	1,375,840
Total	9,189,463		$11.40	5,131,656

(a)	Includes the LTIP and the Non-Employee Director Stock Plan.
(b)	Includes shares granted to directors under the Non-Employee Director Stock Plan which were deferred.
(c)	Includes the Stock Unit Plan.
(d)	Includes unvested units awarded under the Stock Unit Plan, as well as vested units that were deferred.

For more information regarding these equity compensation plans, see “Executive Compensation” and “Compensation of Directors” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Company’s directors and executive officers and persons who own more than 10% of a registered class of Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Common Stock and other equity securities of the Company. Under SEC rules, the Company must be furnished with copies of these reports.

Based on the Company’s review of these filings, the Company believes that all of its directors, executive officers and stockholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2005.

OTHER MATTERS

The Board is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. No postage need be affixed if the proxy is mailed in the enclosed envelope in the United States.

Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 P.M., on May 10, 2006. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ADVANCE NOTICE PROCEDURES

Under the Company’s bylaws, proposals made by stockholders and nominations for election of directors made by stockholders at any annual meeting of stockholders will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law and the Company’s Charter and bylaws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at any meeting of stockholders must be delivered to the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. In order to be considered at the next annual meeting, stockholder proposals must be received no later than December 26, 2006 and no earlier than November 24, 2006.

DEADLINE FOR STOCKHOLDER PROPOSALS

For a stockholder proposal to be considered for possible inclusion in the 2007 Proxy Statement, the Secretary of the Company must receive it no later than November 24, 2006. Stockholders should refer to the SEC rules, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

If you would like to submit a stockholder proposal, you may do so by sending the proposal in writing during the periods specified above to the attention of the Company’s Secretary, Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, PA 15601.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement is being sent to street name stockholders (that is, stockholders holding shares through a bank, broker or other holder of record) of the Company’s Common Stock who share a single address unless the Company has received contrary instructions from any stockholder at that address. This practice is known as “householding” and is designed to reduce our printing and postage costs. If one copy of this proxy statement was sent to your household, and one or more of you would prefer to receive your own copy, please contact your bank, broker or other holder of record to request a copy and to answer any questions about householding.

Please mark, date, sign, and return the enclosed proxy immediately. No postage is necessary if the proxy is mailed in the enclosed envelope in the United States. Please note that, in the alternative, you can authorize your proxy via the Internet or by telephone.

Annex A

ALLEGHENY ENERGY, INC.

POLICY REGARDING DIRECTOR INDEPENDENCE DETERMINATIONS

The Board of Directors (the “Board”) of Allegheny Energy, Inc. (together with its consolidated subsidiaries, the “Company”) will make determinations as to which of its members are “independent” under the rules of the New York Stock Exchange, Inc. (the ”NYSE”) on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement issued in connection with the annual meeting of stockholders and, if a director is appointed to the Board between annual meetings, at the time of such appointment. The Board must also determine that members of the Audit Committee meet the additional requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as set forth in the Audit Committee Charter.

The Board may determine a director to be independent only if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

The Board, pursuant to the recommendation of the Nominating and Governance Committee, has established the following standards to assist it in determining independence. The “absolute rules” set forth below reflect the independence requirements mandated by the NYSE. If a director has a relationship that violates any of these absolute rules, then that director will not be considered independent, regardless of whether the relationship would otherwise be deemed not material by any other standard. By contrast, the “guidelines” set forth below establish non-exclusive “safe harbors” for certain relationships meeting specified conditions, allowing the Board to determine without further inquiry that such relationships are not material and/or would not cause a director not to be independent.

The fact that a particular relationship is not specifically addressed by any of the guidelines or exceeds the thresholds of the applicable guidelines shall not create a presumption that the director is or is not independent. The Board will determine whether, after taking into account all relevant facts and circumstances, relationships or transactions that are not specifically addressed by the guidelines or that exceed the thresholds of the applicable guidelines are, in the Board’s judgment, material, and therefore whether the affected director is independent. The Company will identify which directors are independent and disclose in its next annual proxy statement for the election of directors the basis for any Board determination that any such relationship was not material.

1.	Employment/Other Compensation

Absolute Rule.    A director will not be considered independent if:

A.	such director is or has been an employee of, or has an immediate family member who is or has been an executive officer of, the Company within the last three years;

B.	such director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company except as specifically set forth in the Exception below;

C.	(1) such director or an immediate family member is a current partner of the firm that is the Company’s internal or external auditor; or (2) such director is a current employee of such firm; or (3) such director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) such director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such firm and personally worked on the Company’s audit within that time; or

D.	such director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

Exception.    The receipt by a director of director and committee fees, including regular benefits received by other directors, and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service), from the Company shall not be deemed to be a material relationship or transaction that would cause such director not to be independent.

2.	Business Relationships

Absolute Rule.    A director will not be considered independent if such director is a current employee of, or an immediate family member is a current executive officer of, a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Guidelines.    A relationship arising solely from the following relationships or transactions shall not be deemed a material relationship or transaction that would cause a director not to be independent:

A.	a director’s status as an executive officer, employee or equity owner of a company that has made payments to or received payments from the Company, so long as the payments made or received during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of the other entity’s consolidated gross revenues for the entity’s fiscal year in which the payments were made;

B.	a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with the Company, so long as: (1) such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party, or (2) any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such other party’s consolidated gross revenues for the fiscal year in which such payments were made; provided, however, that this exception does not apply to a director’s ownership of an equity or limited partnership interest in a law firm, consulting firm or other professional organization; or

C.	a director’s position as a director or advisory director (or similar position) of another for-profit corporation or organization that engages in a transaction with the Company, so long as any payments made by or received from the Company during any of the past three fiscal years are not in excess of the greater of $1 million or 2% of such corporation’s or organization’s consolidated gross revenues for the fiscal year in which such payments were made.

3.	Customer Relationships

Guideline.    A relationship arising solely from the director’s status as a customer of the Company shall not be deemed to be a material relationship or transaction that would cause a director not to be independent so long as the goods and/or services involved are provided by the Company in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons or are determined by competitive bids, or where the transaction involves the rendering of services as a common or contract carrier or public utility at rates charged or fixed in conformity with law or governmental authority.

4.	Charitable Contributions

Guideline.    A relationship arising solely from a director’s affiliation with a charitable organization that receives contributions from the Company shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as such contributions (other than employee matching contributions) for a particular fiscal year are not in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues for such fiscal year.

5.	Indebtedness

Guideline.    A relationship arising solely from a director’s status as an executive officer, employee or equity owner of a company to which the Company and its subsidiaries were indebted at the end of the Company’s last full fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the aggregate amount of the indebtedness is not in excess of 5% of the Company’s total consolidated assets.

6.	Other Transactions

Guidelines.    Any other relationship or transaction that is not covered by any of absolute rules or guidelines set forth above for which any of the following applies shall not be deemed to be a material relationship or transaction that would cause a director not to be independent:

A.	the amount involved does not exceed $60,000 in any fiscal year;

B.	the relationship or transaction is between an immediate family member of the director and the Company and the above absolute rules and guidelines would permit the relationship or transaction to occur between the director and the Company; or

C.	the Board determines, after taking into account all relevant facts and circumstances, that the existence of such relationship or transaction would not impair the director’s exercise of independent judgment.

Definitions

For purposes of this Policy:

“Equity owner of a company” means an individual or organization that possess the right to share in a company’s profits. Equity owner of a company includes, but is not limited to, owning common or preferred stock in a corporation or other ownership or profit interest in a company (including partnership, member or trust interest therein).

“Executive officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity. See Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When applying the look-back provisions of the standards, persons who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated shall not be considered.

The Board of Directors recommends a vote FOR all nominees in Item 1. The Board of Directors recommends a vote FOR Item 2.	Please	☐
The Board of Directors recommends a vote AGAINST Items 3 through 9. See below for a description of each of the Items.	Mark Here for Address Change
SEE REVERSE SIDE

SEE ALLEGHENY ENERGY 2006 BALLOT ITEMS BELOW THE SIGNATURE LINES
Item 1 –	Election of the following nominees as directors:	FOR all nominees	WITHHOLD for all nominees			FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	01 H. Furlong Baldwin 02 Eleanor Baum	☐	☐		Item 3	☐	☐	☐	Item 7	☐	☐	☐
	03 Paul J. Evanson	To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	04 Cyrus F. Freidheim, Jr. 05 Julia L. Johnson				Item 4	☐	☐	☐	Item 8	☐	☐	☐
	06 Ted J. Kleisner					FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
	07 Steven H. Rice 08 Gunnar E. Sarsten 09 Michael H. Sutton				Item 5	☐	☐	☐	Item 9	☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Item 2 –	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐	Item 6	☐	☐	☐

RESTRICTED

Signature	Signature	Date	2006
NOTE: Please sign your name(s) exactly as shown above.

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ALLEGHENY ENERGY 2006 BALLOT ITEMS:
The Board of Directors recommends a vote FOR all nominees in Item 1.		The Board of Directors recommends a vote AGAINST Items 3 through 9.
Item 1 –	Election of all nominees as directors.	Item 3 – Stockholder proposal requiring “management to retain stock”
The Board of Directors recommends a vote FOR Item 2.		Item 4 – Stockholder proposal regarding an “independent board chairman”
Item 2 –	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	Item 5 – Stockholder proposal relating to “director qualifications”
Item 6 – Stockholder proposal regarding “performance-based options”
Item 7 – Stockholder proposal regarding a ”separate vote on golden pay”
Item 8 – Stockholder proposal to “recoup unearned management bonuses”
Item 9 – Stockholder proposal to “redeem or vote poison pill”

See reverse side for Internet, telephone or mail instructions

ÚFOLD AND DETACH HERE Ú

Admission Ticket	NO ONE ADMITTED	Hilton New York
ALLEGHENY ENERGY, INC.	WITHOUT A TICKET	1335 Avenue of the Americas
2006 Annual Meeting of Stockholders	Picture Identification Required	New York, New York
Thursday, May 11, 2006 at 9:30 A.M.

800 CABIN HILL DRIVE GREENSBURG, PA 15601

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson, Jeffrey D. Serkes and Hyun Park and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York on May 11, 2006 at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted “FOR all nominees” in Item 1 and “FOR” Item 2 and “AGAINST” Items 3 through 9. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

Address Change (Mark the corresponding box on the reverse side)

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Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 10, 2006.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/aye Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can now access your account online at http://www.melloninvestor.com/isd

Get current information on your stockholder account via Investor ServiceDirect® (ISD)
• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

If you prefer to contact us by telephone, call 1-800-648-8389.

For technical assistance with your online account, call 1-877-978-7778 between 9 A.M. - 7 P.M. Monday-Friday Eastern Time.

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC.

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